Exhibit 99.1

September 8, 2006

Mr. Andrew G. Raguskus

Sonic Innovations, Inc.

2795 E. Cottonwood Parkway, Ste. 660

Salt Lake City, UT 84121

Re:	Sales Plan Termination and Lock-Up

Dear Andy:

This letter will confirm the agreement of Sonic Innovations, Inc. (the “Company”) to reimburse you for certain potential losses in consideration of the lock-up agreement set forth below.

1. Lock-Up Agreement. You agree that, without the prior written consent of the Company, you will not, prior to September 30, 2006 (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts; provided that each donee shall sign and deliver a lock-up letter containing lock-up provisions substantially in the form of this paragraph 1. You agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of your shares of Common Stock except in compliance with the foregoing restrictions. Notwithstanding the above, you may transfer Common Stock for purposes of establishing a 10b5-1 trading program as long as the program does not allow you to begin trading until after the Restricted Period has expired.

2. Reimbursement. In consideration of the above lock-up agreement and in recognition of your agreement to terminate your 10b5-1 trading program under the Sales Plan dated March 17, 2004 with First Albany (the “Plan”), pursuant to which 83,685 shares of the Company’s Common Stock (the “Shares”) would have been sold during the period between August 1, 2006 and September 15, 2006, the Company hereby agrees to reimburse you for any amount by which the Actual Sales Price (as defined below) is less than $3.88 per share. For purposes hereof, the “Actual Sales Price” means the price per share at which you sell any Shares to the public. You agree to sell the Shares prior to April 15, 2007 and to use reasonable efforts to sell Shares at a market price at the time Shares are sold.

Any reimbursements pursuant to this letter agreement shall be made by check or wire payment at your instructions within ten (10) business days of submission to the Company’s Chief

Financial Officer of evidence satisfactory to such officer of the Actual Sales Price in any sale of Shares. All reimbursement claims must be submitted, if ever, by May 31, 2007.

Very truly yours,

/s/ Brent H. Shimada
Brent H. Shimada
Vice President Administration and General Counsel

Accepted and agreed to:

/s/ Andrew Raguskus
Andrew Raguskus

9 SEP 2006
Date